Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Enters Agreement to Acquire Xaloy Superior Holdings, Inc., a Leading Producer of Melt Delivery Equipment for Injection and Extrusion Machinery

•	Acquisition expands Nordson offering to global flexible packaging and plastic processing markets

Westlake, Ohio, USA – June 4, 2012 — Nordson Corporation (Nasdaq: NDSN) today announced it has entered into a definitive agreement to acquire New Castle, Pennsylvania -based Xaloy Superior Holdings, Inc., a leading manufacturer of melt delivery components for injection and extrusion machinery in the global plastic processing industry. The $200 million purchase price, subject to adjustment as provided in the purchase agreement, will be financed with available credit facilities. The transaction is expected to close during Nordson’s third quarter pending customary closing conditions and regulatory reviews.

Xaloy has operations in the U.S., Germany and Thailand, and will operate as part of Nordson’s Adhesive Dispensing Systems segment. Nordson expects the acquisition of Xaloy to be accretive to the company’s earnings in the first full year of operation.

“Like Nordson, Xaloy delivers products and systems that perform mission-critical functions which maximize uptime, throughput, end-product quality and overall process performance, ultimately resulting in enhanced customer profitability,” said Nordson President and CEO Michael F. Hilton. “Xaloy’s comprehensive product range allows it to provide customers with an integrated solution that spans the entire plastic processing melt stream. By adding this capability to our recent extrusion die product line acquisitions, Nordson now brings the industry a truly unique offering that combines the critical elements of both material flow and dispensing. This offering is analogous and complementary to the same highly successful model Nordson employs today within its hot melt adhesive dispensing product line for rigid packaging manufacturers.”

Xaloy’s solutions are critical to the production of a vast array of products for diversified and growing global end markets, including packaging, consumer products, electronics, medical, building products, and transportation and aviation. Demand for plastic end products produced using Xaloy’s solutions is driven by multiple factors such as ongoing population growth, particularly in emerging markets, and material conversion trends.

The company serves these end markets with a comprehensive and technologically-advanced product line, including bi-metallic barrels, engineered screws, melt pumps, screen changers, heat transfer rolls, valves and nozzles, jet cleaners and pelletizers. These products serve the plastics melt stream, which consists of the processing stages in which plastic resin is converted from solid pellets into a liquid “melt” and ultimately extruded through a die or injected into a mold to produce a finished good. The products work in conjunction with one another to precisely control the flow and temperature of the plastic melt to ensure end-product quality and to reduce waste and scrap costs.

Xaloy combines its product breadth with wide ranging application expertise to foster deep and enduring relationships with a well-diversified customer base that includes both plastics processors and plastification OEMs. Through its differentiated value proposition, Xaloy has developed an industry-leading reputation for innovation and quality. In addition, Xaloy’s products are relatively low cost compared to the high cost of a processing machine’s failure and resulting downtime. This dynamic, along with the increasing use of highly-engineered, corrosive and abrasive resins, drives Xaloy customers to regularly replace wear components, providing the company with a reliable and ongoing revenue stream for continued investment.

Nordson will provide additional details about the business upon the close of the transaction.

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.

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